CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in the accompanying Post-Effective Amendment to the Registration Statement on Form N-1A of the DGHM All-Cap Value Fund and the DGHM V2000 SmallCap Value Fund (each a series of shares of beneficial interest of DGHM Investment Trust), of our report dated April 28, 2011 on the financial statements and financial highlights included in the February 28, 2011 Annual Report to the Shareholders of the DGHM Investment Trust.

We further consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and “Independent Registered Accounting Firm” in the Statement of Additional Information.

                     /s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
June 28, 2011